CHUSEI (U.S.A.) INC.

December 18, 2002

Forbes Medi-Tech Inc.

Forbes Medi-Tech (USA) Inc.

750 West Pender Street

c/o Ms. Laura Wessman

Suite 200

750 West Pender Street

Vancouver, BC, Canada

Suite 200

V6C 218

Vancouver, BC, Canada

Attn:

Ms. Laura Wessman

V6C 218

Phyto-Source, L.P.

Phyto-Venture, LLC

12502 Bay Area Boulevard

12502 Bay Area Boulevard

Pasadena, TX, U.S.A. 77507

Pasadena, TX, U.S.A. 77507

Re:

Amended and Restated Formation and Contribution Agreement, dated as of January 19, 2001, by and among

Forbes Medi-Tech, Inc. et al. (the “Formation Agreement”)

Ladies and Gentlemen:

All parties to the captioned Formation Agreement have been advised that the City of Pasadena has granted verbal approval to including Phyto-Source, L.P. (“Phyto-Source”), as an allowed transfer party under that certain Water Supply Agreement, dated June 6, 1997, by and among Chusei (U.S.A.) Inc. (“Chusei”) and Nissan Chemical Houston Corporation as “Customer” and the City of Pasadena, Texas (“COP”),  concerning the supply of potable water (“Potable Water Agreement”). To date, however, COP has not provided written consent in such regard.

We had expected that the revised and renewed Potable Water Agreement would address this issue; however, the relevant provision in the new agreement is identical to the old. Although the reasons for such omission are not entirely clear to us, it appears that to create a provision unique to Chusei/Phyto-Source would have required an additional meeting of the COP City Council, which, apparently, the City Attorney did not want to make the effort to notice and call. We continue to make requests of the COP to obtain some form of written consent to allow Chusei to transfer water to Phyto-Source, and such request continues to be passed from one department to the other. Thus, we continue to

Forbes Medi-Tech Inc., et al

December 18, 2002

rely upon the verbal approvals from various COP representatives, but their respective reasons for not committing such approval to writing are circuitous.

Chusei continues in good faith to seek written consent from the COP with respect to this matter. However, while we make this effort, we once again need to document an extension of Section 5.6 of the Formation Agreement.

Currently, Section 5.6 of the Formation Agreement, as amended by mutually agreed letter agreement dated August 21, 2002, would require Chusei to obtain by December 31, 2002, the written consent of COP to allow Phyto-Source as an allowed transfer party under the Potable Water Agreement. We propose that Section 5.6 of the Formation Agreement be amended, effective October 31, 2001, to read as follows:

Chusei covenants and agrees with the other parties hereto to obtain on or before October 31, 2001, the consents referred to in Section 5.1(c) to the extent they have not been obtained on or before the Closing Date; provided, however, that with respect to obtaining a written consent from the City of Pasadena as concerns the supply of potable water to the Limited Partnership, Chusei covenants and agrees with the other parties hereto that Chusei shall obtain such written consent concerning potable water on or before March 31, 2003.

The Formation Agreement shall be supplemented and amended only to the extent provided in this letter and all the provisions of the Formation Agreement as supplemented and amended by this letter are confirmed and are in full force and effect. Without limiting the generality of the foregoing, time is and shall remain of the essence of the Formation Agreement as supplemented and amended by this letter.

If you agree to the foregoing amendment of the Formation Agreement, please so indicate such approval by signing in the appropriate space provided below and returning a

Forbes Medi-Tech Inc., et al

December 18, 2002

copy of this letter, with your respective original signature, to the undersigned on or before December 20, 2002.

Sincerely,

CHUSEI (U.S.A.) INC.

By:  ___________________________________
                                                                     William E. Sonnier, President and CEO

AGREED AND ACCEPTED effective as of October 31, 2001:

FORBES MEDI-TECH INC.

FORBES MEDI-TECH (USA) INC.

Per: ________________________                    Per: ________________________
        Authorized Signatory                                            Authorized Signatory

        Charles A. Butt                                                    Charles A. Butt

PHYTO-SOURCE, L.P.                                                                    PHYTO-VENTURE, LLC

by its General Partner

PHYTO-VENTURE, LLC

Per: ________________________                    Per: ______________________
            Manager                                                               Manager

Per: ________________________                    Per: ______________________
            Manager                                                               Manager